GOLDMAN SACHS TRUST

                       Consent of Sole Shareholder of the
                  Goldman Sachs CORESM Tax-Managed Equity Fund
                     Goldman Sachs High Yield Municipal Fund


The undersigned, being the sole shareholder of the Goldman Sachs CORE Tax-Managed Equity Fund and the Goldman Sachs High Yield Municipal Fund (the "Funds"), each a series of Goldman Sachs Trust, a Delaware business trust (the "Trust"), hereby consents to and takes the following action in writing in lieu of a meeting:

                   RESOLVED, that the form, terms and provisions of the Management Agreement between the Funds and Goldman Sachs Asset Management, dated April 30, 1997 as amended February 3, 2000, a copy of which has been presented to the undersigned, be, and hereby are, in all respects approved.

                   FURTHER RESOLVED, that the investment objective and fundamental investment restrictions of the Funds as set forth in the Goldman Sachs CORE Tax-Managed Equity Fund's Prospectus and Statement of Additional Information ("SAI"), dated April 3, 2000, and the Goldman Sachs High Yield Municipal Fund's Prospectus and SAI dated March 1, 2000, be, and hereby are, approved.


Dated:  March 29, 2000



                                              THE GOLDMAN SACHS GROUP, L.P.




                                              By: ______________________________
                                                  Name:  David B. Ford
                                                  Title:    Managing Director